Exhibit 10.12

Strategic Operating Committee Incentive Program

Document Date: September 16, 2013
Approved by the HTBI Board of Directors: September 30, 2013
Reviewed by the Compensation Committee: August 25, 2015
Reviewed by the Compensation Committee: August 22, 2016

HomeTrust Strategic Operating Committee Incentive Program

Introduction
HomeTrust Bancshares, Inc. (“HomeTrust” or the “Bank”) is committed to rewarding senior executives for their contributions to the Bank’s success. The HomeTrust Bancshares, Inc. Strategic Operating Committee Incentive Program (the “Program”) is part of a total compensation package which includes base salary, annual incentives and benefits. The Program is designed to:

▪	Focus executives on building a strong foundation for success and sustainability over the long term.

▪	Recognize and reward achievement of the Bank’s annual business goals.

▪	Focus executives’ attention on key business metrics.

▪	Motivate and reward superior performance.

▪	Attract and retain talent needed for the Bank’s success.

▪	Be competitive with the market.

▪	Encourage teamwork and collaboration.

▪	Ensure incentives are appropriately risk-balanced.

▪
Recognize the accomplishment of key business goals that are critical to long-term success of the organization that are less quantifiable and/or more subjective in nature by utilizing a discretionary component.

Effective Date, Program and Administrator
This Program (formerly called the HomeTrust Strategic Operating Committee Incentive Plan) became effective July 1, 2012, and was amended on September 23, 2013.
Awards of cash under the Program are issued pursuant to Section 8.1, Cash Awards, of the HomeTrust Bancshares, Inc. 2013 Omnibus Incentive Plan (the “Omnibus Plan”).
The Program Administrator is the Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee"). The Program may be amended from time to time with the approval of the Board of Directors.
Participation and Eligibility
Each year, employees are selected for Program participation:

▪	CEO participation is determined by the Compensation Committee.

▪	The CEO recommends the other executive officers for approval by the Compensation Committee.

▪	Other participants are added by CEO.
Participants are subject to meeting the following requirements:

▪
New hires must be employed prior to April 1st of the Program year to be eligible to participate in the Program for the performance period. Employees hired after that date must wait until the next fiscal year to be eligible for an award under the Program. Eligibility begins the first full month worked. Participants receive a pro-rated award using full months worked during the Program year.

▪	Awards under the Program shall be limited to individuals employed on a full-time basis by HomeTrust on the date of payment, except in the case of disability, death, or retirement.

▪
Participants on a performance improvement plan or with an unsatisfactory performance rating at the time of payment or who have given notice of resignation at the time of payment are not eligible to receive an award.

Performance Period
The Program operates on a fiscal year schedule — July 1st through June 30th.

Incentive Award Opportunities
Each participant will have a specified target annual incentive award opportunity, expressed as a percentage of the participant’s base salary. Incentive award opportunities are based on the participant’s job duties and responsibilities and competitive practices.
Award Funding
A funding trigger is established for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, by the Committee pursuant to the Omnibus Plan utilizing one or more Qualifying Performance Measures (as defined in the Omnibus Plan) set forth in Section 9.2 of the Omnibus Plan. The incentive awards paid are then determined by the Committee using the performance goals selected for the Program Year. In other words, the funded amount is adjusted downwards to reflect actual performance.
Performance Goals and Award Levels
Program goals will be established using three performance levels:

▪
Threshold – is the minimum level of performance in which the Bank would consider it reasonable to provide an award. If performance is below Threshold, the payout for that goal is zero. Performance at Threshold results in a payment equal to 50% of the participant’s targeted annual incentive award opportunity.

▪
Target – is the level of performance that the Bank considers “good” performance. Goals at this level are challenging but considered reasonably obtainable. Performance at Target results in a payment equal to 100% of the participant’s targeted annual incentive award opportunity.

▪
Stretch – is the level of performance the Bank considers outstanding performance. Goals at this level are challenging and considered a best case scenario. Performance at Stretch results in a payment equal to 150% of the participant’s targeted annual incentive award opportunity, which is the highest amount to be paid under the Program.

Performance between Threshold and Target and Target and Stretch are interpolated to provide for a range of payouts between 50% to 150% of a participant’s targeted annual incentive, based on incremental results between Threshold and Stretch performance.
Incentive Program Performance Measures and Weights
The Program uses a balanced scorecard with performance measures weighted between Corporate and Team/Individual goals. All Corporate goals, weightings and Team/Individual goals for the CEO and Executive Officers are presented to the Compensation Committee for review and approval. Team/Individual goals for other Program participants are approved by the CEO.
The following schedules are attached to this Program document. Schedules A and B are approved by the Compensation Committee prior to the beginning of each performance period:
Schedule A: Award Percentages and Performance Measures Weightings
Schedule B: Bank Goals, Weightings and Definitions
Schedule C: Example Payout Calculation
Program Discretion
The Program has a portion of the Corporate and Team/Individual and goals based on discretion that allows the Compensation Committee, CEO, as appropriate, to modify the final award based on a subjective assessment of performance and contributions to the Bank’s success.
Award Distributions
At the end of the fiscal year, performance is measured and awards amounts are calculated. Awards are paid in cash (generally) within two and one half months following the end of the fiscal year or as soon as practical after approval of the award payout by the Committee.
Awards are paid out as a percentage of a participant’s annual base earnings as of June 30th. Base earnings are defined as the base salary in effect on June 30th and excludes referral fees, commissions and any other previously-paid performance compensation.

Payments under this Program are considered taxable income to participants in the year paid and will be subject to tax withholding.
Risk Mitigation
HomeTrust seeks to appropriately balance risk with financial rewards in the Program design and implementation. The compensation arrangements in this Program are designed to be sufficient to incent participants to achieve approved strategic and tactical goals while at the same time not be excessive or lead to material financial loss to the Bank.
Awards may be reduced or eliminated for credit quality and/or regulatory action. Unless the Compensation Committee deems otherwise, awards will not be paid, regardless of Corporate or Team/Individual performance, if 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Committee considers it imprudent to provide awards under this Program, and/or 2) after a review of the Company’s credit quality measures the Committee considers it imprudent to provide awards under this Program.
Coordination with Other Incentives
The Program does not inhibit the Bank from approving Program participants for inclusion in other Bank plans, bonuses, commissions and/or incentive compensation arrangements. The Board of Directors or the Committee may make discretionary bonuses to participants regardless of their participation in this Program.
Please see “Terms and Conditions” for further details on the Program provisions.
Terms and Conditions
The information represented below is subject to change and does not constitute a binding agreement.
Definition of “Program”
“Program” refers to the HomeTrust Bancshares, Inc. Strategic Operating Committee Incentive Program.

Definition of the “Bank”
For the purposes of this Program, the “Bank” refers to HomeTrust Bancshares, Inc. and HomeTrust Bank, collectively.
Definition of “Board of Directors”
For the purposes of this Program, “Board of Directors” refers to the boards of directors of HomeTrust Bancshares, Inc. and HomeTrust Bank, collectively.
Effective Date
This Program became effective July 1, 2012, and was amended on September 23, 2013. The Program may be amended from time to time with the approval of the Board of Directors.
Performance Period/Program Year
The performance period is July 1st through June 30th and may be referred to in this document as the Program year.
Program Administration
The Program is authorized by the Board of Directors. Each of the Board and the Compensation Committee has the authority to make or nullify any rules and procedures, as necessary, for proper administration of the Program.
The Program will be reviewed annually by the Compensation Committee to ensure proper alignment with the Bank’s business objectives.
The Compensation Committee will approve all final award distributions paid to Program participants. Any determination by the Compensation Committee will be final and binding.

Program Changes or Discontinuance
The Bank has developed the Program on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Bank may add to, amend, modify or discontinue any of the terms or conditions of the Program at any time. Examples of substantial changes may include mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this arrangement.
The Board of Directors may, at its sole discretion, waive, change or amend any of the Program as it deems appropriate.
Program Interpretation
If there is any ambiguity as to the meaning of any terms or provisions of this Program or any questions as to the correct interpretation of any information contained therein, the Bank's interpretation expressed by the Board of Directors or the Committee will be final and binding. In the event of any conflict in interpretations by the Board of Directors and the Committee, the Board of Directors’ interpretation shall control.
Participation
CEO participation is determined by the Compensation Committee. Executive officers are recommended by CEO and approved by the Compensation Committee for final approval by the Board of Directors. Other employees may participate upon approval of the CEO.
New employees must be employed by April 1st of the performance period (July 1 – June 30) to be considered for participation in a given Program year.
Award Determinations
Program participants are eligible for a distribution under the Program only upon attainment of certain performance objectives defined under the Program and after the approval of the award by the Compensation Committee.
Performance at Threshold, Target and Stretch are interpolated to encourage and reward incremental performance improvement.
Award Distributions
Awards are paid in cash (generally) within two and one half months following the end of the fiscal year or as soon as practical after approval of the award payout by the Compensation Committee.
Awards are paid out as a percentage of a participant’s annual base earnings as of June 30th. Base earnings are defined as base salary in effect as of June 30th and excludes referral fees, commissions and any other previously-paid performance compensation.
Incentive awards are considered taxable income to participants in the year paid and will be subject to tax withholding.
New Hires, Reduced Work Schedules, Promotions, and Transfers
New hires that meet the eligibility criteria and are hired prior to April 1st of the Program year receive a pro-rated award based on the number of full months worked during the Program year. New hires employed by the Bank on or after April 1st are not eligible to receive an award for the current Program year.
Participants that are promoted or change roles where the participant becomes eligible or ineligible for an award or experience a change in incentive opportunity will receive a pro-rated award based on their status and the effective date of the promotion or role change. Award amounts will be calculated using the participant’s base earnings and the incentive target for the applicable period. Base earnings refers to the base salary in effect on June 30thand excludes referral fees, commissions and any other previously-paid performance compensation.
Participants that have an approved leave of absence are eligible to receive a pro-rated award calculated using their time in active status as permitted by the Family Medical Leave Act or other applicable state and federal laws and regulations.

Termination of Employment
To encourage employee retention, a participant must be an active employee of the Bank on the date the incentive award is paid to receive an award (please see exceptions for death, disability and retirement below.) Participants who terminate employment during the Program year will not be eligible to receive an award. Participants who have given notice of resignation during the Program year and before payout are not eligible to receive an award.
Death, Disability or Retirement
If a participant ceases to be employed by the Bank due to disability, his/her cash incentive award for the Program year will be pro-rated to the date of termination.
In the event of death, the Bank will pay to the participant’s estate the pro rata portion of the cash award that had been earned by the participant during his/her period of employment.
Individuals who retire are eligible to receive a cash incentive payout if they are actively employed through March 31st of the performance period.
Clawback
In the event that the Bank is required to prepare an accounting restatement due to the material noncompliance of the Bank with any financial reporting requirement under the securities laws, the Participants shall, unless otherwise determined in the sole discretion of the Committee, reimburse the Bank upon receipt of written notification for any excess incentive payment amounts paid under the Program calculation(s) which were based on financial results required to be restated. In calculating the excess amount, the Committee shall compare the calculation of the incentive payment based on the relevant results reflected in the restated financials compared to the same results reflected in the original financials that were required to be restated. Participants may write a check payable to the Bank for amounts equal to the written notification. In its discretion, the Compensation Committee has the right to adjust compensation and/or modify a Participant’s future incentive payments as it deems necessary.
Ethics Statement
The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this Program to which the employee would otherwise be entitled will be revoked or if paid, be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred regardless of employment status.
Miscellaneous
Any participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process.
Participation in the Program does not confer rights to participation in other Bank programs, including annual or long-term incentive programs, non-qualified retirement or deferred compensation programs or other executive perquisite programs.
The Program will not be deemed to give any participant the right to be retained in the employ of the Bank, nor will the Program interfere with the right of the Bank to discharge any participant at any time for any reason.
In the absence of an authorized, written employment contract, the relationship between employees and the Bank is one of at-will employment. The Program does not alter the relationship.
This Program and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state in which the participant is employed.
Each provision in this Program is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.
This Program is proprietary and confidential to HomeTrust Bancshares, Inc. and its employees and should not be shared outside the organization other than as required by executive compensation reporting and disclosure requirements.

Schedule A: 2017 Proposed Award Percentages and Performance Measures Weighting
Participant	Title	Target %	Corporate Weighting	Unit/Func Weighting

Dana Stonestreet	CEO	55%	80%	20%
Tony VunCannon	CFO	30%	70%	30%
Hunter Westbrook	CBO	40%	60%	40%
Howard Sellinger	CIO	30%	70%	30%
Keith Houghton	CCO	30%	70%	30%
Teresa White	CAO	30%	70%	30%
Parrish Little	CRO	30%	70%	30%

Schedule B: Bank Goals, Weightings and Definitions

	Weight
Performance Measure	CEO	CBO	Other SOC

Net Income	40%	30%	35%

Efficiency Ratio	20%	15%	17.5%

Total Loans	20%	15%	17.5%

Unit/Function	20%	40%	30%

	100%	100%	100%

Note: Payouts for performance between Threshold and Target and Target and Stretch will be calculated using straight line interpolation.

Schedule C: Example Payout Calculation

2017 POTENTIAL BASED ON TARGET			Performance Goals
Performance Measures	Incentive		Threshold	Target	Stretch	Actual
	at Target	Weight	50%	100%	150%	Performance	Payout

Corporate
Net Income	$21,000	35%				Target	$21,000
Efficiency Ratio	$10,500	17.5%	TBD	TBD	TBD	Target	$10,500
Total Loans	$10,500	17.5%	TBD	TBD	TBD	Target	$10,500

Corporate Goal Achievement	$42,000	70%					$42,000

Unit/Function
Goal 1	$9,000	15%	Goal One				$9,000
Goal 2	$9,000	15%	Goal Two				$9,000

Team/Individual Achievement	$18,000	30%					$18,000

Grand Total	$60,000	100%					$60,000

The Committee may modify downward the corporate performance component for credit quality.